PRECIOUS METALS STORAGE AGREEMENT
Tampa

Precious Metals Storage Agreement ("Agreement") dated as of January 5th, 2007, by and among Brink's U.S., a Division of Brink's, Incorporated, a Delaware corporation having an office at 5115 W. Nassau Street, Tampa, FL 33607 ("Brink's") and Brown Brothers Harriman & Co., 59 Wall Street, New York, New York 10005 (hereinafter "BBH") and A-Mark Precious Metals, Inc., 429 Santa Monica Boulevard, Santa Monica, CA 90401 (hereinafter "A-Mark").

Brink's, BBH and A-Mark hereby agree as follows:

WHEREAS, Brink's is in the business of transporting and storing Precious Metals (as "Precious Metals" is hereinafter defined), and

WHEREAS, A-Mark, the owner of Precious Metals and BBH acting for itself and in its capacity as agent for certain other banks, (BBH and such other banks having financing arrangements with A-Mark with respect to the-Precious Metals), desire that the inventory of Precious Metals to be maintained by Brink's under this Agreement be considered as security for all obligations of A-Mark to BBH, and

WHEREAS, Brink's is willing to maintain an inventory of the Precious Metals on behalf of BBH.

NOW, THEREFORE, Brink's, BBH and A-Mark agree as follows:

1. Definitions.

"Brink's Facility" means Brink's office at 5115 W. Nassau Street, Tampa, FL 33607.

"Business Day" means any Monday to Friday, excluding holidays observed by Brink's as set forth on the list of holidays provided to A-Mark.

"Coin" means U.S. coin in twenty-five (25) cent and one dollar denominations.

"Precious Metals" means, individually or collectively, gold, silver, platinum and/or palladium in coin form.

"Property" means collectively, Precious Metals and Coin.

2. Receipt and Verification of Precious Metals.

(a) By 8:00 a.m. local time to the Brink's Facility on each Business Day, A-Mark will notify Brink's of the exact quantity and amount of any Precious Metals that (i) will be delivered to the Brink's Facility, or (ii) BRINK'S must pick up from an A-Mark customer's designated location for delivery to BRINK'S. Facility ("BRINK'S Pick-ups"). For any notifications sent to BRINK'S by A-Mark after 8:00 a.m. Eastern Standard Time on a Business Day, BRINK'S will use commercially reasonable efforts to satisfy any requested Customer Deliveries or BRINK'S Pick-ups contained therein on that Business Day.

(b) A-Mark shall give written notice to Brink's, not later than 2 hours prior to the intended time of delivery that a shipment of Property is scheduled to be delivered to the Brink's Facility under this Agreement. Such notice shall include the name of the carrier or the individual that will make the delivery, and the type of verification to be performed by Brink's as more specifically set forth in paragraph (c) of this Section 2.

(c) A-Mark agrees to cause all shipments delivered to Brink's to have the name of the consignor marked on the outside of each container and a manifest of the contents included within each container except, if the container is a Lot Bag, A-Mark shall cause the value of the Lot Bag to be stated on the outside of such bag. A-Mark shall give Brink's reasonable advance notice if the number of containers in a shipment will exceed 49. A-Mark further agrees that no container in any shipment delivered to Brink's will exceed 80 pounds. Brink's shall accept deliveries of Property consigned to A-Mark during Brink's regular business hours, excepting, however, shipments delivered to Brink's Facility by individuals who are A-Mark customers must be delivered between the hours of 9:30 a.m. and 1:30 p.m. Eastern Standard Time. Brink's shall have the right to refuse to accept any shipment that does not comply with any requirement set forth in this Section 2 or is not sealed or includes an item that shows evidence of damage or tampering on the outer container. The parties understand and agree that Brink's obligation to accept shipments for storage under this Agreement is subject to the availability of vault space at. Brink's Facility. Brink's will make every reasonable effort to notify A-Mark if vault space is near capacity, including providing notice to A-Mark at least ten (10) business days prior to the date that Brink's will no longer accept shipments because the vault space has reached capacity.

(d) Brink's, A-Mark and BBH agree that upon arrival of a shipment at Brink's Facility that is consigned to A-Mark (and such shipment complies with the requirements of paragraphs (a) and (b) of this section), and Brink's receipt of proper identification from the party making the delivery, Brink's will accept each shipment into its custody on behalf of BBH, and not on behalf of A-Mark. By the following Business Day, Brink's will verify each shipment received in accordance with A-Mark's instructions by either (i) counting the number of sealed packages received on a said to contain basis, or (ii) opening each sealed container, counting the contents, and comparing the information contained on the shipping documents that accompany each shipment against corresponding information imprinted on each bar or coin. Brink's shall notify A-Mark if it discovers a discrepancy between its count and the shipping documents on the same day that Brink's verifies the shipment. If Brink's discovers that no packing list is included in a container that Brink's opens for verification,Brink's will note such missing packing list on the inventory report. BBH and A-Mark each expressly understand and agree that Brink's does not assume any liability whatsoever as to the authenticity or assay characteristics of any Property received, verified or otherwise handled by Brink's under this Agreement and that Brink's count of the Property shall be binding and conclusive.

3. Maintenance of an Inventory. Brink's will maintain for BBH, in a vault at Brink's Facility, an inventory of all Property that Brink's receives that is consigned to A-Mark. Property shall be maintained in inventory until Brink's receives written instructions which can be made by facsimile from an authorized representative of BBH not later than 8:30 a.m. Eastern Standard Time on the Business Day the Property is to be released from inventory, to release all or a designated portion of the Property from inventory for delivery to a consignee designated by A-Mark. Notwithstanding the foregoing, and subject to Brink's receipt; no later than noon Eastern Standard Time of BBH's instruction to release the Property from inventory, and Brink's ability to comply with the request on a same day basis, A-Mark may, up to 11:30 a.m. Eastern Standard Time, request Brink's to prepare shipments for delivery by registered mail or to be picked up at Brink's Facility. As used in this Agreement, a consignee may include, but shall not be limited to, A-Mark, another armored carrier, an individual, or the US Post Office. Brink's shall maintain a continuous record of the Property placed in and released from inventory and, when requested by BBH or A-Mark, or at any time, in Brink's sole discretion, Brink's will furnish BBH and/or A-Mark with a copy of such records. BBH and A-Mark each understand and agree that Property shall not be included in an inventory report until one Business Day after Brink's verifies the Property. Notwithstanding any provision in this Agreement to the contrary, if market conditions result in Brink's receiving a higher volume of shipments than customary on any day, the number of days in which Brink's has agreed to complete verification and place Property in inventory shall be increased as necessary to perform service under such circumstances.

4. Authorized BBH and A-Mark Representatives. BBH shall furnish Brink's with the names arid signatures of BBH's authorized representatives who are empowered to issue orders for the release of Property from inventory. A-Mark shall furnish Brink's with the names and signatures of A-Mark's representatives who are authorized to give Brink's instructions pursuant to Section 6 of this Agreement. It is expressly understood and agreed that Brink's shall not be liable for any release made under a release order fraudulently executed in the name of an authorized BBH representative, nor for any release of Property made where the authority of any such representative has been revoked and Brink's has not been notified thereof in writing.

5. Contradictory Release Orders. A-Mark and BBH expressly understand and agree that Brink's shall act solely upon the instructions of BBH with respect to the release of Property from inventory notwithstanding any different instructions from A-Mark that seek to vary or contradict such instructions from BBH. BBH agrees to indemnify, defend and hold Brink's harmless from and against any and all liabilities, claims, damages, costs and expenses (including attorney's fees and expenses of litigation) arising out of or related to claims, disputes and legal actions involving Brink's release of Property from inventory in compliance with an order from BBH.

6. Instructions from A-Mark. BBH expressly acknowledges that except with respect to Brink's receipt of authorization to release Property from inventory, A-Mark is fully authorized to give Brink's instructions regarding all other matters involving the Property, including, but not limited to, receipt, verification and the disposition of the Property after Property is released from inventory by BBH. A-Mark agrees to indemnify, defend and hold Brink's harmless from and against any and all liabilities, claims, costs, expenses and damages of any (including attorney's fees and expenses of litigation) arising out of or related to claims, disputes and legal actions involving Brink's compliance with instructions from A-Mark as provided in this Section. A Mark further agrees to indemnify, defend and hold Brink's harmless from and against any and all claims that may be made against Brink's by A-Mark customers or investors that involve the Property held on behalf of BBH and which arise out of this Agreement.

7. Limitation of Brink's Liability.

(a) Brink's assumes the liability and is liable solely to BBH, for the loss, damage or destruction of Property while in Brink's custody on behalf of BBH under this Agreement, up to the maximum aggregate amount of Twenty Million Dollars ($20,000,000.00) on anyone day. Brink's liability shall commence when any Property has been received into Brink's possession upon a receipt being given therefor and shall terminate when the Property has been released by BBH to A-Mark from the inventory of Property being held on behalf of BBH pursuant to this Agreement. It is expressly understood and agreed that Brink's maximum liability for any loss or destruction of Property is up to (but not exceeding) the aforesaid liability notwithstanding anything to the contrary contained in any invoice, receipt or other document delivered to or by Brink's relating to any Property handled by Brink's under this Agreement.

(b) A-Mark shall cause the Property that is to be received by Brink's under this Agreement to be packaged in accordance with the custom of the trade so that the Property is not susceptible to damage while,in Brink's custody. Brink's shall not be liable for any damage to Property unless caused by fire, lightning, theft and/or attempted theft, cyclone, tornado, windstorm, earthquake, flood, explosion, collision or overturn of conveyance while the Property is in Brink's custody. The liability of Brink's shall in no event exceed the limit of liability set forth in paragraph (a) of this Section 7.

(c) Brink's shall not be liable for non-performance, delays or loss or damage caused by or resulting from: (a) war, hostile or warlike action in time of peace or-war, including action in hindering, combating or defending against an actual, impending or expected attack, (i) by any government or sovereign power (de jure or de facto), or by any authority maintaining or using military, naval or air forces; or (ii) by military, naval or air forces; or (iii) by an agent of any such government, power, authority or forces; (b) any weapon of war employing atomic fission or radio-active force whether in time of peace or war; (c) insurrection, rebellion, revolution, civil war, usurped power, or action taken by governmental authority in hindering, combating or defending against such an occurrence, or confiscation by order of any government or public authority.

(d) Notwithstanding anything in this Agreement to the contrary, in no case shall Brink's be liable for loss, damage, liability, or expense directly or indirectly caused by or contributed to by or arising from: (i) ionizing radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; (ii) the radio active, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; or (iii) any weapon of war employing atomic or nuclear fission and/or fusion or other like reaction or radioactive : force or matter whether in time of peace or war.

(e) Brink's shall not be liable under any circumstances whatsoever for special, incidental, consequential, indirect or punitive losses or damages, interest or attorneys' fees, whether or not caused by the fault or neglect of Brink's and whether or not Brink's had knowledge that such losses or damages might be incurred.

8. Insurance. Brink's is not an insurer. Brink's shall obtain and maintain, at all times during the term of this Agreement, insurance payable to Brink's in such amounts and against such risks as shall adequately cover the liability assumed by Brink's under this Agreement, it being understood that any party to this Agreement may cancel this Agreement immediately in the event Brink's insurer notifies Brink's of its intention to cancel or substantially restrict Brink's "all risk" insurance coverage. BBH and A-Mark will be given.not less than thirty (30) days written notice prior to the cancellation of or material restriction in Brink's insurance coverage. If requested, Brink's will furnish a certificate of insurance to BBH and/or A-Mark evidencing that such insurance is in force. BBH and A-Mark understand 'and agree that the liability exclusions set forth in Sections 7(c) and (d) of this Agreement are subject to modification by Brink's insurers at any time. In such event Brink's will endeavor to give BBH and/or A-Mark not less than twenty four (24) hours advance notice thereof.

9. Force Majeure. Brink's shall not be liable for non-performance or delays caused by strikes, lockouts or other labor disturbances, riots, authority of law, acts of God or means beyond Brink's control, but Brink's agrees to be liable for the loss of any Property received into its possession not to exceed the maximum amount set forth in Section 7(a) of this Agreement.

10. Declaration of Value and Notice of Claims. A-Mark agrees to declare to Brink's the value of Property to be received into Brink's custody under this Agreement. A-Mark agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to Brink's. BBH acknowledges that it has appointed A-Mark as its representative to make such declarations and agrees to be bound by such declaration of value in all events. In the event of loss, damage or destruction of the Property under this Agreement, A-Mark shall give written notice to Brink's and BBH within one (1) Business Day after discovery of any such loss, damage or destruction, but in no event more than thirty (30) days after delivery by Brink's to A Mark of an inventory statement in which a discrepancy first appears. Unless notice is given as aforesaid all claims shall be deemed to have been waived. No action, suit or other proceeding, shall be brought against Brink's for loss, damage or destruction of Property unless notice shall have been given as aforesaid and unless such action, suit or proceeding shall have been commenced within twelve (12) months from the time a claim is made pursuant to this paragraph.

11. Proof of Loss and Loss Reimbursement.

(a) In the event of loss or destruction of any Property, A-Mark and BBH shall promptly and diligently assist Brink's to establish the identity of the Property lost or destroyed and unremittingly take such other steps as may be necessary to assure the maximum amount of salvage at a minimum cost. Affirmative written proof of the Property lost, subscribed and sworn to by A-Mark and concurred by BBH and substantiated by the books, records and accounts of A Mark shall be furnished to Brink's.

(b) Subject to the maximum amount of liability assumed by Brink's for loss or destruction of Property pursuant to Section 7(a) of this Agreement, Brink's shall, after receipt from A-Mark and concurred by BBH of proof of loss, pay BBH (i) the Market Value (defined below) of Precious Metals and (ii) the face value of Coin lost or destroyed. The Market Value of Precious Metals is the value of the Precious Metals on the Business Day following the day the loss or destruction is discovered determined by (i) if for gold, the London P.M. Fixing, (ii) if for silver, the Handy and Harmon Noon-Fixing, (iii) for platinum and palladium, the current Comex settlement price or, if not traded on Comex, the New York Dealer price as quoted in Metals Weekly, and (iv) for Precious Metals premium gold, silver and platinum coins whose purity is above 90%, including, but not limited to, South African Krugerrands, Canadian Maple Leafs, Mexican Fifty Peso coins, the price quoted by the respective authority marketing agencies. BBH and A-Mark shall each subrogate to Brink's the right of procedure against any party for the recovery of, or in respect of, the Property for which any loss payment is made therefor.

12. Service Charges.

(a) For all of the services provided in this Agreement, A-Mark shall pay Brink's, upon presentation of monthly invoices, at the rates set forth in the following rate schedule (the "Rate Schedule"). The charges specified on Brink's invoices, letters or other writings shall be made an integral part of the Rate Schedule, provided, that A-Mark may, by written notice to Brink's within 20 days of invoice date, reject any different charges not previously stated on Brink's invoices, letters or other writings.

Rate Schedule

Effective January 1,2007

For Storage of Property

At a monthly rate which shall be the produce of the average monthly value of the Property held in storage during a calendar month and the percentage multiplicand applicable to such average monthly value as set forth in the table below:

Average Monthly Value	Percentage Multiplicand
From $1.00 up to $10,000,000.00	0.06%
From $10,000,001.00 up to and including $20,000,000.00	0.047%

The average monthly value of the Property held in storage shall be determined at the end of each calendar month by (i) if for Coin, the face value of the Coin multiplied by .047% and (ii) if for Precious Metals, the New York Comex closing each business day for the respective Precious Metals multiplied by the average monthly weight (in ounces) of Precious Metals held in storage each day during the same calendar month.

Minimum Monthly Storage Charge: $650.00

For Inventory Transfer, Order Preparation and Research

$27.50 per man hour or fraction thereof for all time required by Brink's to (i) transfer Property in or out of inventory, (ii) prepare outgoing orders of property released from inventory and (iii) to research any discrepancies or other research requests made by A Mark or BBH.

In the event BBH instructs Brink's to release Property from inventory without instructions from A-Mark attached to the release order, BBH agrees to pay Brink's all transfer and order preparation charges and any such other charges applicable to the release of Property as Brink's and BBH shall mutually agree upon prior to the rendition of service. If this occurs, A-Mark agrees to compensate BBH for all costs paid to Brink's as well as any other costs associated with enforcing BBH rights for repayment by A-Mark.

(b) Federal, State and/or local taxes, where applicable, shall be added to the charges set forth in the Rate Schedule. All charges remaining unpaid after the invoice due date will be subject to a service charge of 1Yz percent per month, but in no event to exceed the highest rate allowed by applicable law. Nothing herein contained shall be construed to require payment of a service charge at a rate greater than that allowed by applicable law.

(c) If A-Mark defaults in the full and timely payment of any monies due Brink's pursuant to this Agreement and the terms stated in Brink's invoice, then A-Mark shall be responsible for, including, but without limitation, the repayment of any legal fees and other reasonable costs and expenses incurred by Brink's in the collection of any said monies due Brink's (which monies, obligations, fees, costs and expenses shall hereinafter be collectively referred to as the "Unpaid Obligations"), and Brink's, in addition to any and all other rights and remedies provided for in this Agreement and shall be permitted to retain as a credit and to offset against such Unpaid Obligations in a manner consistent with the Uniform Commercial Code of the State of New York, on a dollar for dollar basis, any Precious Metals deposited or caused to have been deposited with or otherwise delivered to Brink's for safekeeping, transportation or any other purpose on behalf of BBH under this Agreement.

(d) The parties agree that Brink's shall have a lien on the Property solely to the extent of securing A-Mark's obligation to pay Brink's fees and charges for services with respect to the

Property which shall be prior to the lien and security interest of BBH herein. Brink's agrees to notify BBH should the account be in excess of 60 days past due.

13. Audit. Upon request, on any Business Day during Brink's regular business hours, Brink's will allow BBH's and/or A-Mark's authorized representatives access to Brink's Facility for the purpose of performing a physical audit of the Property held in custody by Brink' sunder this Agreement, provided that such audit does not disrupt the routine operation of Brink's Facility. Brink's shall also furnish such representatives with Brink's inventory records relating to the Property. BBH's and/or A-Mark's representatives must present proper credentials to Brink's Facility manager as a condition of being admitted to Brink's Facility. BBH agrees to hold Brink's harmless from any and all claims, liability, costs and expense, including attorney's fees, arising out of injury or death of or damage to the property of a BBH representative while on Brink's premises, or entering or leaving except to the extent caused by the negligence or willful misconduct of Brink's. A-Mark agrees to hold Brink's harmless from any and all claims, liability, costs and expense, including attorney's fees, arising out of injury or death of or damage to the property of an A-Mark representative while on Brink's premises, or entering or leaving except to the extent caused by the negligence or willful misconduct of Brink's.

14. Term and Termination.

, (a) This Agreement shall become effective on May 1, 2001 and shall continue for a period of one year and thereafter from year to year until cancelled, by any party, by giving thirty (30) days written notice to the other parties prior to any anniversary date hereof. BBH may give thirty (30) days written notice to the other parties of its intent to resign as Agent irrespective of any anniversary date and A-Mark may appoint a successor Agent as provided for under the CAA, and this Agreement will continue with the successor Agent subject to approval by Brink's, A-Mark and the successor Agent.

(b) Any party may also terminate this Agreement giving written notice to the other two parties upon the occurrence of any of the following conditions:
(i) In the event of a breach of any provision of this Agreement by any party, if the breach has not been cured within (30) days of an earlier written notice specifying the nature of the breach; or
(ii) if any party shall be dissolved or adjudged bankrupt, or a trustee, receiver or conservator of any party or its property shall be appointed, or an application for any of the foregoing is filed.

15. Notices. Unless otherwise specifically provided, all notices and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given by an authorized representative of the party giving such notice (as specified by such party to the other),

If to BBH:    Brown.Brothers Harriman & Co. of New York
~~xxxxxxxxxxx~~ 140 Broadway

New York, New York 10005
Telefax: (212) 493-~~xxxx~~ 8065
Attention: Senior Credit Officer

If to A-Mark:    A-Mark Precious Metals, Inc.
100 Wilshire Boulevard, 3rd Floor
Santa Monica, California 90401
Telefax: (310) 319-0279
Attention: Operations Supervisor

If to Brink's:    Brink's, Incorporated
5115 W. Nassau Street
Tampa, FL 33569
Telefax: (813) 288-9429
Attention: John Maniscalco, Operations Manager

Each such notice or other communication shall be deemed given (i) when received, if delivered in person or by express delivery service, or (ii) upon confirmation of receipt, if given by telefax or facsimile, or (iii) three days after the date of mailing when deposited in the United States mail, postage prepaid, by certified mail and the postal records show that delivery was made.

16. Hazardous Materials Prohibited. A-Mark represents and warrants that no Precious Metals tendered to Brink's hereunder is or can be classified as hazardous material(s), substance(s) or waste(s) (hereinafter referred to as "hazardous materials") as such terms are or may be defined, described or listed in any applicable federal, state, or local laws, or pursuant to any governmental agency, instrumentality or department regulation(s) or executive order(s), including without limitation the U.S. Environmental Protection Agency and U.S. Department of Transportation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation Recovery Act of 1976 as amended, the Hazardous Materials Transportation Act, amendments to all of the foregoing, or any other applicable law or regulation, as amended, from time to time, issued or enacted by any governmental entity in connection with environmental protection, health or safety. In the event the aforesaid representation and warranty is breached by A-Mark, knowingly or otherwise, A-Mark agrees to save, defend and hold Brink's harmless and indemnify Brink's and BBH agrees to hold Brink's harmless from and against any claims, fines, penalties, damages, costs and attorneys' 'fees which may be incurred by Brink's by reason of this breach.

17. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject of Brink's obligations to maintain an inventory of the Property on behalf of BBH as provided in this Agreement, and shall supersede all prior and/or contemporaneous offers, negotiations; promises, exceptions and understandings, whether oral or written, between the parties hereto regarding that subject. However, it is understood that this Agreement is not intended to effect the rights and liabilities of A-Mark or Brink's regarding any services rendered by Brink's on behalf of A-Mark after the Property has been released by BBH or is not otherwise subject to BBH's security interest in the Property.

19. Amendments. This Agreement may not be waived, altered or amended except by an instrument in writing duly executed by BBH, A-Mark and Brink's.

20. Assignment. This Agreement shall be binding on BBH, A-Mark and Brink's and their respective successors and assigns. No party shall assign or transfer its rights or obligations hereunder without the prior written consent of the other parties. Any such consent shall not be unduly delayed or unreasonably withheld:

21. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New. York.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, as of the date and year written above.

January 8, 2007

Brinks U.S. A Division of Brinks Inc.
Attention: Mathew Cashin
5115 W. Nassau St.
Tampa, FL. 33607

Dear Matt:

From time to time you have, and will continue to have, on deposit on your premises (your "Depository") located at 5115 W. Nassau St. Tampa, FL. 33607, gold, silver, and other precious metals owned, and delivered to you, by A-Mark Precious Metals, Inc. ("A-Mark"). This will serve as notice to you that all such gold, silver and other precious metals are subject to a security interest granted to BROWN BROTHERS HARRIMAN & CO. ("BBH"), FORTIS CAPITAL CORP., RZB FINANCE LLC, NATEXIS BANQUES POPLAIRES, NEW YORK BRANCH. (hereinafter referred to as "Lenders") as defined in the Amended and Restated Collateral Agency Agreement dated November 30, 1999 as amended from time to time (the "Collateral Agency Agreement") by and among A-Mark and the Lenders. References to Lenders should be deemed to include any other lenders which become party to the Collateral Agency Agreement from time to time.
Until notified to the contrary by the Agent, you may dispose of such gold, silver and other precious metals in accordance with instructions given to you by A-Mark. However, upon receipt of instructions from the Agent, you are hereby authorized and directed to dispose of any such gold, silver and other precious metals only in accordance with the instructions of the Agent.

You acknowledge that upon notification by the Agent, precious metals stored at your Depository may only be removed from the Depository at the written direction of the Agent (which may be transmitted via telefax or tested Telex from the Agent.) In the event that the Depository receives conflicting instructions from the Agent and A-Mark, the Depository will follow the Agent's directions. A-Mark agrees to hold the Depository harmless from any and all liability arising from the Agent's control of the deposited metals.

Sincerely,